PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”), is entered into and shall be effective as of the 2nd day of March, 2018, by and between IBEX GROUP, L.L.C., a Utah limited liability company (“Seller”), and PolarityTe, inc., a Delaware corporation, or its Assigns (as defined in Section 9.6 below) (“Purchaser”). Seller and Purchaser are referred to collectively in this Agreement as the “Parties” or, individually, as a “Party.”

RECITALS

A. Seller is the owner of two parcels of real property, identified as Tax Parcel Nos. 05-102-0004 and 05-102-0003 in Cache County, Utah, consisting of approximately 1.75 combined gross acres of land located at or near the intersection of 1400 North and RSI Drive in the City of Logan, County of Cache, State of Utah, as generally depicted on the site plan (“Site Plan”) attached hereto as Exhibit “A” and being more particularly described on Exhibit “B” attached hereto (“Land”), together with (i) any and all rights, privileges, easements, tenements, hereditaments, rights-of-way, and appurtenances that belong or appertain to the Land or are owned by or run in favor of Seller, including, without limitation, any and all rights to minerals, oil, gas, hydrocarbon substances, and other materials or substances on and under the Land, as well as any and all development rights, entitlements, and land use approvals, air rights, water, and appurtenant water rights that pertain to or are associated with the Land (collectively, the “Appurtenances”), (ii) any and all buildings, structures, parking areas, paved areas, landscaped areas (including, without limitation, plants, trees, shrubbery, and other landscaping improvements), fixtures, and other improvements located on the Land including, without limitation, any apparatus, equipment, and appliances used in connection with the use, operation, maintenance, and occupancy of the Land, such as all electrical, mechanical, plumbing, and heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Land (collectively, the “Improvements”), (iii) any and all maps, surveys, reports, studies, plans, specifications, drawings, warranties, appraisals, tests, inspections, and certificates of occupancy owned or held by Seller that pertain to or are associated with the Land or the use, operation, and maintenance thereof (collectively, the “Tangible Property”), (iv) any and all intangible property owned or held by Seller that pertain to or are associated with the Land or to the use, operation, and maintenance thereof, including, without limitation, all permits, authorizations, approvals, licenses, service contracts, management agreements, and other agreements relating to the Land (collectively, the “Intangible Property”), and (v) any and all personal property owned by Seller located on the Land or the Improvements, including, without limitation, (a) any and all carpets, drapes, blinds, and other furnishings comprising a part of, or attached to, or located upon, the Land or the Improvements, (b) any and all appliances located on the Land or the Improvements and owned by Seller, and (c) any and all other machinery, equipment, and fixtures located on the Land (collectively, all items referenced under Recital A.(v) above shall be known as the “Personal Property”).

B. The Land, Appurtenances, Improvements, Tangible Property, Intangible Property, and Personal Property are collectively referred to in this Agreement as the “Property.”

Execution Version

C. Seller desires to sell, transfer, and convey full and complete title, ownership, rights, and control of the Property to Purchaser and Purchaser desires to purchase and accept from Seller the Property, in accordance with the terms and conditions of this Agreement.

D. Concurrently with the execution and delivery of this Agreement, Seller along with its related entity, IBEX Preclinical Research, Inc., a Utah corporation (“IBEX Corp.”), and Purchaser along with its related entity, Utah CRO Services, Inc., a Nevada corporation (“Acquisition Co.”), have executed and delivered that certain Asset Purchase Agreement (“Asset Purchase Agreement”), wherein Seller and IBEX Corp. have agreed to sell, transfer, and convey to Purchaser and Acquisition Co. (or those other related parties to Purchaser) those assets and all other rights, title, and interests related to a preclinical research and veterinary sciences business owned and operated by Seller and IBEX Corp., as more specifically described, provided for, and subject to the terms and conditions of the Asset Purchase Agreement.

AGREEMENT

for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TRANSFER OF PROPERTY

Section 1.1 Transfer of Property. Upon the full and complete satisfaction of all closing conditions and contingencies contained in this Agreement and in the Asset Purchase Agreement, Seller agrees to sell, transfer, and convey full and complete title, ownership, rights, and control of Seller in and to the Property to Purchaser, and Purchaser agrees to purchase and accept the Property from Seller, in accordance with the terms and conditions of this Agreement.

Section 1.2 No Assumption of Liabilities. Seller agrees and acknowledges that Purchaser, under no event or circumstance, shall be responsible or liable for any obligation or liability whatsoever of Seller, whether existing prior to or after the Effective Date of this Agreement or prior to Closing (as defined in Section 8.2 below), and Purchaser, by agreeing to purchase and accept the Property from Seller is not accepting or agreeing to assume or discharge any obligations or liabilities whatsoever pertaining to the Property or with respect to Seller or any third-parties that may claim or have any kind of interest whatsoever against Seller or the Property. Purchaser agrees and acknowledges that Seller, under no event or circumstance, shall be responsible or liable for any obligation or liability whatsoever of Purchaser pertaining to Purchaser’s ownership, use, development, maintenance, and operation of the Property arising after the Closing.

Section 1.3 Purchase Price and Earnest Money Deposit. The purchase price for the Property shall be the sum of Two Million Dollars and No/100 ($2,000,000.00) (the “Purchase Price”). Within five (5) business days after the Effective Date, Purchaser shall make an earnest money deposit in the amount of Twenty-Five Thousand Dollars ($25,000.00) (“Earnest Money Deposit”) into escrow with Title Company (as defined in Section 3.1(d) below). Title Company will invest the Earnest Money Deposit in an interest bearing account acceptable to Purchaser, with all interest accruing on the Earnest Money Deposit to be paid to Purchaser or applied to the Purchase Price at Closing.

2

ARTICLE II

DUE DILIGENCE AND INSPECTIONS

Section 2.1 Physical Inspections.

(a) Subject to the Due Diligence Deadline (as defined in Section 2.3 below), Purchaser and its representatives, consultants, and contractors shall at all times before the Closing have the privilege, opportunity, and right, with at least twenty-four (24) hours’ notice to Seller (which may be delivered in writing, by e-mail, or orally), to enter upon the Property, including, without limitation, any Improvements and Appurtenances located thereon or associated therewith, in order to inspect, review, investigate, examine, and inquire further about the Property and to perform any tests, examinations, surveys, and inspections on the Property (including, without limitation, any desirable geotechnical and environmental tests, studies, and examinations, soil tests, borings, percolation tests, and other tests in order to analyze surface, subsurface, and topographic conditions). Purchaser and it representatives, consultants, and contractors shall conduct such entry and any inspections in connection with the Property so as to minimize, to the extent reasonably possible, interference with the activities of Seller and IBEX Corp. (as an existing tenant), which in some circumstances may mean that Seller may require more than twenty-four (24) hours’ notice to Seller from Purchaser prior to the performance of said inspections given the sensitive and confidential nature of Seller’s business activities for its clients.

(b) Seller represents to Purchaser that, to the best of Seller’s knowledge, information, and belief, any and all approvals, consents, authorizations, and/or licenses necessary to allow Purchaser to enter upon the Property to perform the tests, studies, and examinations contemplated under Section 2.1(a) above have been obtained, including, without limitation, any approvals necessary from IBEX Corp. and any other tenants or occupants on the Property. Seller agrees to indemnify and hold Purchaser harmless from and against any claim, damage, expense, or liability arising from Purchaser’s reliance on such approvals, consents, authorizations, and/or licenses; however, the foregoing indemnity shall not apply to any damages, injuries, claims, expenses, or liabilities arising out of or related to Purchaser’s negligence or willful misconduct. The risk of loss with respect to the Property shall be borne by Seller up until the Closing Date (as defined in Section 8.2 below) and shall be borne by Purchaser from and after the Closing Date.

Section 2.2 Inspections of Seller’s Disclosures. Subject to the Due Diligence Deadline and the Title Cure Deadline (if applicable), Purchaser and its representatives, consultants, and contractors shall at all times before Closing have the privilege, opportunity, and right to inspect, review, investigate, examine, and inquire further about any and all of the Tangible Property, Intangible Property, and any other information or documentation provided by Seller that pertain to or are associated with the Property, including, without limitation, those conformed copies of those documents, instruments, and other items specified or generally described on Exhibit “C” attached hereto (collectively, the “Seller’s Disclosures”). Seller represents, warrants, covenants, and certifies to Purchaser that the Seller’s Disclosures, upon delivery, will be complete and consist of everything that is in Seller’s possession, however, Seller does not warrant or make any representation to Purchaser regarding the truthfulness or accuracy of any of the Seller’s Disclosures that were not prepared or produced by Seller. Seller agrees, within five (5) business days after the Effective Date, to furnish and deliver to Purchaser and its legal counsel, two (2) complete hard copies of the Seller’s Disclosures and one (1) complete electronic copy of the Seller’s Disclosures (delivered in portable document format (PDF)) and to certify in writing to Purchaser concurrently with such delivery that to the best of Seller’s knowledge, information, and belief Seller has delivered each and every item of the Seller’s Disclosures to the extent such item is in Seller’s possession. Seller will hold Purchaser harmless from and against any claim, damage, expense, or liability suffered by Purchaser with respect to any claim made against Purchaser as a result of any breach of Seller’s obligations under this Section 2.2, provided that, without expanding by implication the scope of the foregoing covenant, the foregoing agreement to hold harmless shall not apply to any loss, cost, damage, expense, or liability arising out of or related to Purchaser’s negligence or willful misconduct.

3

Section 2.3 Due Diligence Deadline. Purchaser shall have until 11:59 p.m. (Mountain Standard Time), on the date that is thirty (30) days after Seller’s delivery of the Seller’s Disclosures as contemplated in Section 2.2 above (the “Due Diligence Deadline”), to:

(a) Satisfy itself as to any and all matters as Purchaser deems to be necessary or desirable in connection with the Seller’s Disclosures, including, without limitation, the truth, accuracy, completeness, and acceptability of the Seller’s Disclosures, or the waiver by Purchaser of any objections to the Seller’s Disclosures;

(b) Satisfy itself as to any boundary and survey issues related to the Property, whether provided by Seller as part of the Seller Disclosures, if any (the “Survey”), and in the event Seller has no Survey, to satisfy itself of a Survey that may be obtained by Purchaser at Purchaser’s sole cost and expense, a courtesy copy of which shall be provided to Seller and its legal counsel, or the waiver by Purchaser of any objections to the Survey;

(c) Satisfy itself as to all matters in the Commitment (as defined in Section 3.1(f) below) and any other matters related to the status of title to the Property and the issuance of the Owner’s Title Policy (as defined in Section 8.4 below). Purchaser may notify Seller prior to the expiration of the Due Diligence Deadline of any objectionable title matters or defects that Purchaser reasonably believes affect the marketability, insurability, ownership, or use of Purchaser’s title to the Property. If Seller is notified of any such objectionable title matters or defects prior to the Due Diligence Deadline, Seller shall attempt in good faith to procure a cure for the same up until three (3) days prior to the Closing Date (the “Title Cure Deadline”); provided, however, Seller is not being obligated to make any such cure. If, however, Seller does not cure the objectionable title matters or defects objected to by the expiration of the Title Cure Deadline, then at Purchaser’s option, Purchaser may either (i) take title to the Property despite the existence of such matters, or (ii) terminate this Agreement by giving written notice to Seller prior to the expiration of the Title Cure Deadline, in which event this Agreement shall be deemed terminated and of no further force or effect with Seller and Purchaser having no further rights, obligations, or liabilities under this Agreement, except for matters that by the terms of this Agreement expressly survive termination, and the Title Company shall thereafter promptly refund the Earnest Money Deposit to Purchaser, together with all interest accrued thereon. In the event Purchaser does not give written notice of termination to Seller prior to the expiration of the Title Cure Deadline, Purchaser shall be deemed to have accepted the status of title to the Property;

(d) Satisfy itself as to such other matters as Purchaser, in its sole and absolute discretion, deems to be necessary or desirable in connection with the potential ownership, use, development, maintenance, insurability, leasing, financing, and operation of the Property and/or the Business (as this term is defined in the Asset Purchase Agreement); and

4

(e) Complete all inspections, testing, obtain a Survey (as contemplated in Section 2.3(b)), obtain any environmental audits or inspections, verify the zoning of the Property, and conduct and complete any and all other due diligence items which Purchaser deems necessary pertaining to the Property and/or the Business.

At any time prior to the Due Diligence Deadline, Purchaser may terminate this Agreement for any reason that Purchaser determines, in its sole and absolute discretion, does not meet Purchaser’s satisfaction (including, those items specified in subparts (a) through (e) above), or for any reason which adversely or materially affects the marketability or insurability of the title to the Property or that adversely or materially affects the potential ownership, use, development, maintenance, insurability, leasing, financing, and operation of the Property and/or the Business for Purchaser’s intended purposes, by giving written notice to Seller (which notice shall explain in reasonable detail the basis for termination), in which event this Agreement will be deemed terminated, except for matters that by the terms of this Agreement expressly survive termination, and the Title Company shall thereafter promptly refund the Earnest Money Deposit to Purchaser, together with all interest accrued thereon. In the event Purchaser elects not to terminate this Agreement prior to the expiration of the Due Diligence Deadline and the Title Cure Deadline (if applicable), the Earnest Money Deposit shall become non-refundable to Purchaser (but applicable against the Purchase Price), unless the consummation of the transactions contemplated in this Agreement fail to occur by reason of (i) the non-satisfaction of a condition precedent in Section 2.4 below, or (ii) Seller’s default in any of its obligations under this Agreement, in which event the Title Company shall refund the Earnest Money Deposit to Purchaser in accordance with Section 9.19(a).

Section 2.4 Conditions Precedent. Seller agrees and acknowledges that Purchaser’s willingness to accept title, ownership, rights, and control of the Property pursuant to this Agreement shall be conditioned upon the full and complete satisfaction of each of the following conditions precedent prior to the Closing Date, including any extensions thereof (any of which conditions precedent may be waived by Purchaser upon giving written notice of such waiver to Seller):

(a) Purchaser has not given written notice prior to the expiration of the Due Diligence Deadline and the Title Cure Deadline (if applicable) that Purchaser has terminated this Agreement.

(b) Seller’s full and complete performance of all of its requirements, conditions, and obligations under this Agreement and the Asset Purchase Agreement, including, without limitation, with respect to the issuance of the Owner’s Title Policy the delivery and satisfaction of any and all requirements of the Title Company.

(c) The truth, accuracy, and completeness of Seller’s warranties, representations, and covenants in this Agreement and the Asset Purchase Agreement.

(d) The absence of any material or adverse change in the status of the use, title, occupancy, or physical condition of the Property (including, without limitation, any such change caused by casualty or condemnation) and the absence of any material or adverse change in the Seller’s Disclosures.

(e) Purchaser’s full and complete performance of all of its requirements, conditions, and obligations under this Agreement and the Asset Purchase Agreement.

5

(f) Purchaser has obtained a loan from a lender of its choice, upon terms and conditions acceptable to Purchaser, in its sole and absolute discretion, in order for Purchaser to secure the funds necessary to purchase the Property and pay the Purchase Price at Closing.

The Parties agree that the Closing under this Agreement and the closing under the Asset Purchase Agreement will occur simultaneously. If one (1) or more of the closing conditions and contingencies set forth in this Sections 2.4 above are not satisfied (or waived by Purchaser or Seller as the case may be) on or before the Closing Date, including any extensions thereof, or should Purchaser desire to terminate this Agreement and the Asset Purchase Agreement for any reason or reasons provided therein on or before the Closing Date, including any extensions thereof, then Purchaser may, at its option, terminate this Agreement by giving written notice of termination to Seller and its legal counsel and the Title Company on or before the Closing Date, as the case may be, which termination shall be in addition to exercising any other remedy available to Purchaser in the event of a failure of a contingency due to Seller’s default under this Agreement, whereupon this Agreement and the Asset Purchase Agreement shall be deemed terminated and of no further force or effect with Seller and Purchaser having no further rights, obligations, or liabilities under this Agreement or the Asset Purchase Agreement, except for matters that by the terms of this Agreement expressly survive termination. The conditions precedent of this Section 2.4 shall last up to and through the Closing Date.

ARTICLE III
TITLE

Section 3.1 Conditions of Title.

(a) At the Closing, Seller shall convey good and marketable fee simple title to the Land, Appurtenances, and Improvements to Purchaser by Special Warranty Deed, free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Title Exceptions (as defined in Section 3.1(g) below), in a form to be negotiated and agreed-upon in good faith by the Parties and acceptable and insurable by the Title Company (the “Deed”).

(b) At the Closing, Seller shall convey title to the Tangible Property and Personal Property to Purchaser by a Bill of Sale, free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Title Exceptions, in a form to be negotiated and agreed-upon in good faith by the Parties (the “Bill of Sale”).

(c) At the Closing, Seller shall assign, transfer, convey, and deliver possession, title, control, and ownership to the Intangible Property to Purchaser in accordance with an Assignment and Assumption Agreement, in a form to be negotiated and agreed-upon in good faith by the Parties (the “General Assignment”). The General Assignment shall state and be consistent with the non-assumption of liabilities provided for in Section 1.2 above.

(d) The title to the Property to be conveyed by Seller to Purchaser must be acceptable to and insurable by a nationally-recognized and financially sound title insurance company designated by Purchaser (such title insurance company so designated being referred to as the “Title Company”) under the Owner’s Title Policy, free and clear of all liens, encumbrances, and other exceptions to title, except the Permitted Title Exceptions. As of the Effective Date of this Agreement, First American Title Insurance Company (National Commercial Services) located at 215 South State Street, Suite 380, Salt Lake City, Utah 84111, has been designated by Purchaser as the Title Company and the underwriter of the Owner’s Title Policy.

6

(e) The transfer of the Property to Purchaser shall include any and all of Seller’s ownership and rights in any water rights, water contracts, and water shares (collectively, the “Water Rights”) that pertain to or are associated with the Land and any land lying in the bed of any street, sidewalk, or highway, opened or proposed, in front of or adjoining the Property to the center line thereof, to the extent owned by Seller. The transfer of the Property also includes any right of Seller to any unpaid amount by reason of any taking by condemnation and/or for any damage to the Property by reason of change of grade of any street or highway. Seller will deliver at no additional cost to Purchaser, at Closing or thereafter, on demand, any conveyance, assignment, and transfer documents that Purchaser may require to transfer any Water Rights or other rights associated with the Land as reflected in this Section 3.1(e). The obligations of Seller under this Section 3.1(e) shall survive the Closing.

(f) Purchaser will cause the Title Company to issue and deliver to the Parties, an up-to-date commitment for issuance of the Owner’s Title Policy in accordance with this Agreement and the title insurance coverage requested and desired by Purchaser (the “Commitment”), along with copies of all source documents and exceptions to title coverage as set forth, referenced, or described in the Commitment. The Parties will have the Commitment updated (and if desired by Purchaser, converted to a Pro Forma Policy) immediately prior to Closing in order to allow for issuance of the Owner’s Title Policy and will cause copies of any such update, as well as of any new exceptions or matters affecting title revealed thereby, to be promptly delivered to the Parties.

(g) Any title exceptions to the Property revealed by the Commitment or the Survey (if any) to which Purchaser does not object prior to the Due Diligence Deadline, the title exceptions to which Purchaser objects to prior to the Due Diligence Deadline and waives upon the expiration of the Title Cure Deadline (if applicable), or the title exceptions to which Purchaser waives its objection prior to Closing, are referred to herein as “Permitted Title Exceptions.” Notwithstanding anything to the contrary in this Agreement, any existing mortgages, deeds of trust, deeds to secure debt, mechanics’ or materialmen’s liens, judgment liens, or similar monetary liens and encumbrances, as well as any tenants or other parties in possession of all or any portion of the Property (including the lease and documents evidencing the leasehold interest of IBEX Corp.), shall automatically be deemed matters to which objection is made by Purchaser, regardless of whether Purchaser delivers written notice of objection thereto to Seller, and Purchaser under no circumstances shall be deemed to have waived any such matters, nor shall the same be considered Permitted Title Exceptions under this Agreement, unless such waiver shall be an express waiver in writing executed by Purchaser. Furthermore, if any title exceptions or Survey matters are disclosed after the expiration of the Due Diligence Deadline or the Title Cure Deadline (if applicable) by updates of the Commitment and/or Survey or other title “date-downs” that adversely or materially affect the marketability or insurability of the title to the Property or that adversely or materially affect the ownership or use of the Property for Purchaser’s intended purposes, Purchaser may after the discovery thereof notify Seller in writing, in which event Seller shall promptly employ good faith to procure a cure for same, as required above, and upon the failure of Seller to effectuate a cure, then Purchaser may elect any of the options set forth in subclauses (i) and (ii) of Section 2.3(c) above.

7

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties of Seller. Except for those express representations, warranties, certificates, and covenants contemplated and provided for by Seller in favor of Purchaser in this Agreement, the Asset Purchase Agreement, and the Seller Closing Documents (as defined in Section 8.3(a) below), Seller and Purchaser agree that if Purchaser elects to purchase the Property, it is doing so in the Property’s “AS IS” “WHERE IS” condition and based upon Purchaser’s own investigations and due diligence. Notwithstanding anything to the contrary in this Agreement, Seller represents, warrants, certifies, and covenants to Purchaser that:

(a) Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Utah and is authorized to do business in the State of Utah.

(b) Seller has complete and full authority to sell, transfer, and convey to Purchaser good and marketable fee simple title to the Property, in accordance with the terms of this Agreement, free and clear of all liens, encumbrances, and other exceptions or limitations to title, except for any Permitted Title Exceptions.

(c) Seller has complete and full authority to execute and deliver the Seller Closing Documents and such other documents, instruments, and agreements, including, but not limited to, any affidavits and certificates, as are necessary at the request of the Title Company in order to carry out and effectuate the transactions contemplated by this Agreement and the Asset Purchase Agreement and Seller will execute and deliver the Seller Closing Documents and other documents and take all such additional actions necessary, appropriate, or desirable by Purchaser or Title Company to effect and facilitate the consummation of the sale, transfer, and conveyance of the Property and all other transactions contemplated by this Agreement and the Asset Purchase Agreement.

(d) Each of the persons executing this Agreement on behalf of Seller further represent, warrant, certify, and covenant that the persons signing this Agreement on behalf of Seller are duly qualified and appointed representatives of Seller and have all requisite powers and authority on behalf of Seller to enter into this Agreement as the valid, binding, and enforceable obligation of Seller.

(e) An executed copy of this Agreement and all documents executed by Seller in connection with this Agreement (including the Seller Closing Documents) which are to be delivered to the Title Company at Closing (i) are and at the time of Closing will be duly authorized, executed, dated, acknowledged, and delivered by Seller, (ii) are and at the time of Closing will be legal, valid, and binding obligations of Seller, and (iii) do not and at the time of Closing will not violate any provision of this Agreement or any other agreement or judicial order to which Seller is a party or to which Seller is subject.

(f) All utilities, including, but not limited to, water, gas, storm sewer, sanitary sewer, telephone, and electricity, are located at the property line of the Property and have been extended to connect to the preclinical research lab building on the Property and, as of the Effective Date, are available for immediate use. Water, gas, and electricity have been extended to the barn located on the Property.

8

(g) To the best of Seller’s knowledge, information, and belief all taxes and assessments that are liens against the Property are shown in the official records of the taxing authorities in whose jurisdiction the Property is located and Seller has not received any notice of, and has no knowledge of, any unpaid special assessments being levied against the Property or any portions thereof.

(h) Seller has not received any notice of, and has no knowledge of, any pending or threatened taking or condemnation of the Property or any portions thereof.

(i) To the best of Seller’s knowledge, 1400 North Street and RSI Drive are either public or private streets open to public access and the Property has legal access to and from RSI Drive, and any other street fronts and adjoining rights-of-way.

(j) The Property is free of any right of possession or claim of right of possession of any party, other than IBEX Corp. whose lease agreement has been fully disclosed and ratified to be valid and existing to Purchaser prior to the Closing Date and which shall be terminated and have no further effect as of Closing (as provided further in Section 7.1 below), and there are no rights of first refusal, purchase options, or similar agreements or arrangements of any kind in existence in connection with the Property that would in any way impact, challenge, prohibit, or interfere with Purchaser’s ability to accept title to the Property as contemplated in this Agreement.

(k) Seller has no knowledge of, nor has Seller received any written notice of, any actual or threatened action, litigation, or proceeding by any organization, person, individual or governmental agency (including governmental actions under condemnation authority or proceedings similar thereto) against the Property or any portions thereof, nor has any such organization, person, individual, or governmental agency communicated to Seller anything that Seller believes to be a threat of any such action, litigation, or proceeding that would affect the Property.

(l) Seller has received no written notice of and has no knowledge of any violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or with respect to the development, use, occupancy, or construction thereon and Seller is not aware of any pending or threatened re-zoning of all or any part of the Property.

(m) During Seller’s ownership of and previous development, use, and operation of the Property, Seller has no knowledge, information, or belief of any of the following events: (1) the Property being excavated, other than in a manner consistent with Seller’s previous development and operation of the Property (which excavation, grading, and development plans have been fully disclosed to Purchaser), (2) one or more landfills being deposited on, or taken from, the Property, and (3) any construction debris or other debris (including, without limitation, stumps, tanks, or concrete) being buried upon any of the Property. Seller has no knowledge or information regarding any Hazardous Materials (as defined below) located, used, or stored on the Property. “Hazardous Materials” or similar terms or iterations shall mean and include asbestos, asbestos-containing materials, petroleum and petroleum products, the group of organic compounds known as polychlorinated biphenyls, and any substances or materials that are regulated, controlled or prohibited under the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 690, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Sections 9601-9657, as amended by the Superfund Amendments and Reauthorization Act of 1986, or any similar federal, state, or local laws or ordinances or any other environmental laws, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, the Clean Air Act, 42 U.S.C. § 7401, the Toxic Substances Control Act, 15 U.S.C.§ 2601, or any similar federal, state, or local laws or ordinances, or any other federal, state, or local environmental statutes, regulations, ordinances, or other environmental regulatory requirements.

9

(n) Seller is not a “foreign person”, “foreign corporation”, “foreign trust” or “foreign estate” as those terms are defined in the Internal Revenue Code, Section 1445, nor is the sale of the Property subject to any withholding requirements imposed by the Internal Revenue Code (including, but not limited to, Section 1445 thereof) or any comparable laws of the State of Utah, and Purchaser has no obligation under any such laws to withhold any monies from the Purchase Price in accordance with the provisions of such laws in connection with the transactions contemplated by this Agreement (or, if same shall not be the case such that Purchaser is obligated to withhold from the Purchase Price under any such laws, Seller shall cooperate with Purchaser in connection with Closing to allow for withholding and compliance with such laws, as necessary). Seller shall execute at closing a FIRPTA Non-foreign Certificate, which Certificate shall include Seller’s Federal Employer/Taxpayer Identification Number (FEIN) (the “FIRPTA Certificate”).

In addition to all other rights and remedies of Purchaser set forth in this Agreement, the Asset Purchase Agreement, or otherwise in equity, Seller shall forever indemnify, defend (with legal counsel satisfactory to Purchaser), and hold harmless Purchaser, its employees, officers, shareholders, attorneys, directors, agents, contractors, assigns and successors-in-interest, from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys’ fees, including fees on appeal) resulting from a default or breach by Seller of any of the representations, warranties, certifications, and covenants contained in this Agreement and the Asset Purchase Agreement. The foregoing representations, warranties, certifications, and covenants and any and all other representations, warranties, certifications, and covenants of Seller contained in this Agreement and the Asset Purchase Agreement shall survive the Closing.

Section 4.2 Representations and Warranties of Purchaser. Purchaser represents, warrants, certifies, and covenants to Seller that:

(a) Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is authorized to do business in the State of Utah.

(b) Purchaser has complete and full authority to purchase, acquire, and receive title to the Property, in accordance with the terms of this Agreement, and to perform any obligations of Purchaser under this Agreement.

(c) Purchaser has complete and full authority to execute and deliver the Purchaser Closing Documents (as defined in Section 8.3(b) below) and such other documents, instruments, and agreements, including, but not limited to, affidavits and certificates, as are necessary at the request of the Title Company to effectuate the transactions contemplated by this Agreement and the Asset Purchase Agreement and Purchaser will execute and deliver all such documents and take all such additional actions necessary, appropriate, or desirable to effect and facilitate the transaction contemplated by this Agreement.

10

(d) Each of the persons executing this Agreement on behalf of Purchaser further represent, warrant, certify, and covenant that the persons signing this Agreement on behalf of Purchaser are duly qualified and appointed representatives of Purchaser and have all requisite powers and authority on behalf of Purchaser to enter into this Agreement as the valid, binding, and enforceable obligation of Purchaser.

(e) An executed copy of this Agreement and all documents executed by Purchaser in connection with this Agreement (including the Purchaser Closing Documents) which are to be delivered to Title Company at Closing (i) are or at the time of Closing will be duly authorized, executed, dated, acknowledged, and delivered by Purchaser, (ii) are or at the time of Closing will be legal, valid, and binding obligations of Purchaser, and (iii) do not and at the time of Closing will not violate any provision of any agreement or judicial order to which Purchaser is a party or to which Purchaser is subject.

In addition to all other rights and remedies of Seller set forth in this Agreement, the Asset Purchase Agreement, or otherwise in equity, Purchaser shall forever indemnify, defend (with legal counsel satisfactory to Seller), and hold harmless Seller, its employees, officers, shareholders, attorneys, directors, agents, contractors, assigns and successors-in-interest, from and against any and all claims, actions, loss, cost, damage and expense (including reasonable attorneys’ fees, including fees on appeal) resulting from a default or breach by Purchaser of any of the representations, warranties, certifications, and covenants contained in this Agreement. The foregoing representations, warranties, certifications, and covenants and any and all other representations, warranties, certifications, and covenants of Purchaser contained in this Agreement shall survive the Closing.

ARTICLE V

CONDEMNATION or casualty loss

Section 5.1 Condemnation Loss. Seller shall give Purchaser written notice of the commencement of any condemnation or eminent domain proceedings affecting any or all portions of the Property prior to Closing. If any such condemnation or eminent domain affects the Property in any material or undesirable manner, either Party may in such Party’s sole and absolute discretion within ten (10) calendar days of Seller’s notice of commencement of condemnation or eminent domain proceedings elect to terminate this Agreement. If Purchaser elects to move forward with the Closing to purchase the Property, the Purchase Price shall not be reduced and Purchaser shall be entitled to all of the condemnation proceeds, which Seller will fully assign and transfer to Purchaser, by way of a form to be negotiated and agreed-upon in good faith by the Parties.

11

Section 5.2 Condemnation Loss. If prior to Closing, the Property is damaged or destroyed by fire or other casualty, Seller shall estimate the cost to repair the Property and the time required to complete repairs and will provide Purchaser with a detailed written notice of Seller’s estimation (the “Casualty Notice”), as soon as reasonably possible after the occurrence of the casualty. In the event of any Material Damage (as defined below) to or destruction of the Property, or any portion thereof, prior to Closing, Purchaser may, at its sole option, terminate this Agreement by delivering written notice to the Seller on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Purchaser (and if necessary, the Closing Date shall be extended to give the Parties the full benefit of the 30-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money Deposit shall be returned to Purchaser and thereafter Seller and Purchaser shall have no further rights, obligations, or liabilities under this Agreement, except for matters that by the terms of this Agreement expressly survive termination. If Purchaser does not elect to terminate this Agreement within the aforementioned 30-day period, then the Parties shall proceed under this Agreement and close on the Property timely (subject to extension of the Closing Date as provided above), and as of Closing Seller shall fully assign and transfer to Purchaser, by way of a form to be negotiated and agreed-upon in good faith by the Parties, all of Seller’s rights in and to any resulting insurance proceeds due Seller as a result of such damage or destruction and Purchaser shall thereafter assume responsibility for any desired repairs. For the purposes of this Agreement, “Material Damage” means damage which exceeds $100,000.00 to repair or which, in Purchaser’s reasonable estimation, will take longer than thirty (30) days to repair. If the damage to the Property does not qualify as Material Damage, then neither Purchaser nor Seller shall have the right to terminate this Agreement, and Seller shall, at Purchaser’s option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Purchaser, or (ii) credit Purchaser at Closing for the reasonable cost to complete all necessary and desired repairs (in which case Seller shall retain all insurance proceeds and Purchaser shall assume full responsibility for all needed repairs).

ARTICLE VI
BROKERS AND EXPENSES

Section 6.1 Brokers. The Parties represent and warrant to each other that no broker or finder was instrumental in arranging or bringing about any of the transactions contemplated by this Agreement and that there are no claims or rights for brokerage commissions, finder’s fees, or otherwise in connection with the transactions contemplated by this Agreement. If any Party or third-person brings a claim for a commission, finder’s fee, or any other amount based upon any contact, dealings, or communication with any of the Parties, then the Party through whom such person makes his claim shall defend the other Parties (each an “Indemnified Party”) from such claim, and shall forever indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities, or expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred by the Indemnified Party in defending against such claim. The provisions of this Section 6.1 shall survive the Closing or, if the transactions contemplated by this Agreement are not consummated, any termination of this Agreement.

ARTICLE VII

AGREEMENTS AFFECTING THE PROPERTY

Section 7.1 Purchaser’s Approval of Agreements Affecting the Property. Seller acknowledges and agrees that it was a material inducement to Purchaser entering into this Agreement that any and all benefits, rights, and interests associated with the Property remain in the same condition existing as of the Effective Date and, as a result, Seller shall not be entitled, without the prior written consent of Purchaser, which consent may not be unreasonably withheld, conditioned, or delayed, to (i) alter, amend, modify, supplement, or extend the term of any existing Intangible Property or enter into any new leases, contracts, agreements, or other instruments associated with the Property, (ii) alter, amend, or modify the Revenues (as defined in Section 8.5 below) of any existing Intangible Property or enter into any new leases, contracts, agreements, or other instruments associated with the Property until Closing, (iii) make any tenant and other capital improvements in connection with the Property, or (iv) cancel or terminate any existing Intangible Property (except terminate the IBEX Corp. lease as provided below) or commence any collection, unlawful detainer, or other remedial action against any tenant or contract vendor. Purchaser acknowledges and agrees that as of the Closing Date, Seller will cause the lease and any other related documents currently in effect with IBEX Corp. or Michael J. Larson to be fully terminated, released and of no further force or effect, including, but not limited to, the release and termination of any memorandums or notices of leases previously recorded against the Property, as identified in the Commitment. Purchaser agrees and acknowledges that it will not be entitled to any security deposits or revenues from the IBEX Corp. lease being terminated by Seller as part of the Closing. In addition, Seller will not further sell, encumber, convey, assign, pledge, lease, or contract to sell, convey, assign, pledge, encumber or lease all or any part of the Property, nor restrict the use of all or any part of the Property, nor take or cause or allow to be taken any action in conflict with this Agreement at any time between the Effective Date and the Closing or the earlier termination of this Agreement.

12

Section 7.2 Assignment of Intangible Property. The Seller’s Disclosures shall include full and complete copies of any and all Intangible Property, together with detailed statements, summaries, and supplemental information as to such Intangible Property. All Intangible Property shall be fully assigned to and assumed by Purchaser as of the Closing by execution by both Parties of an Assignment and Assumption of Intangible Property, in a form to be negotiated and agreed-upon in good faith by the Parties (the “Assignment of Intangible Property”). The Assignment of Intangible Property shall state and be consistent with the non-assumption of liabilities provided for in Section 1.2 above. No later than ten (10) days prior to the expiration of the Due Diligence Deadline, Seller will obtain any written estoppel certificates required by Purchaser concerning the Intangible Property signed by each such tenant or third-party prior to Closing, which estoppel certificates shall be in a form to be negotiated and agreed-upon in good faith by the Parties.

Section 7.3 Protection of Property. At all times prior to Closing, and without limiting the provisions of Section 7.1 above or any other provision of this Agreement, Seller shall maintain the Property free from waste and neglect, shall maintain all insurance coverages thereon which are now in place, and shall keep and perform or cause to be performed all obligations of the owner of the Property under any recorded title documents, the Intangible Property, applicable laws, and any mortgages and deeds of trust affecting the Property. Without limitation, from the Effective Date to the Closing Date or earlier termination of this Agreement, Seller shall not do, suffer or permit, or agree to do, any of the following: (i) enter into any transaction with respect to or affecting the Property that would in any way prevent Seller’s full and complete performance under this Agreement, or limit or adversely affect Purchaser’s rights under this Agreement or as an owner of the Property following Closing (including, without limitation, anything that may subject Purchaser to any cost, liability, or expense or otherwise interfere with, delay, or increase the cost of Purchaser’s acquisition, development, use, maintenance, and operation of the Property); (ii) sell, encumber, pledge, or grant any interest in the Property or any part thereof in any form or manner whatsoever; (iii) enter into, amend, waive any rights under, terminate, or extend any document or instrument affecting the Property without the prior written consent of Purchaser; or (iv) without limiting the foregoing, change the physical characteristics of the Property in any respect unless Purchaser has given its prior written approval to any such change. For purposes of this Section 7.3, it shall not be unreasonable for Purchaser to refuse to consent to any matter that may subject Purchaser to any cost, liability, or expense or otherwise interfere with, delay, or increase the cost of Purchaser’s acquisition, development, use, maintenance, and operation of the Property.

13

ARTICLE VIII

CLOSING AND ESCROW

Section 8.1 Escrow Instructions. Upon execution and delivery of this Agreement, the Parties shall deposit an executed counterpart of this Agreement with the Title Company, and this Agreement shall serve as joint instructions to the Title Company as the title insurer and escrow holder for consummation of the transfer of title, ownership, and control of the Property to Purchaser and all other transfers contemplated by this Agreement, including, without limitation, the manner in which the Earnest Money Deposit, Seller Closing Documents, and Purchaser Closing Documents are to be held, released, and handled in escrow. However, Seller and Purchaser reserve the right to submit separate written escrow and closing instructions to Title Company prior to its part of the Closing.

Section 8.2 Closing. The consummation of the sale, transfer, and conveyance of title, ownership, and control of the Property to Purchaser and the closing of the other transfers and transactions contemplated by this Agreement (collectively, the “Closing”) shall be defined as the date that the following have occurred: (i) the final, mutually approved versions of the Deed and any other necessary conveyance documents have been recorded in the official records of the Cache County Recorder’s Office; (ii) previously approved, executed counterparts of the Bill of Sale, the General Assignment, the Assignment of Intangible Property, and all other Seller Closing Documents and Purchaser Closing Documents required of the Parties shall have been delivered to the Title Company, (iii) Purchaser shall have paid to Title Company all funds required from Purchaser necessary to close the transaction the subject of this Agreement, less the Earnest Money Deposit and Additional Deposit (as defined below), if applicable, which are likewise to be applied towards the Purchase Price at Closing, and (iv) Purchaser shall have directed the Title Company to release the Purchase Price funds to the Seller. The Closing shall occur on or before fifteen (15) days after the expiration of the Due Diligence Deadline (“Closing Date”), or on such earlier date as may be mutually agreed by the Purchaser and Seller by written notice approved by both Parties, given not less than five (5) calendar days prior to the earlier Closing Date. Purchaser shall have the right to extend the Closing Date for an additional fifteen (15) days, by giving written notice of such extension to Seller on or before the Closing Date and paying an additional deposit of Five Thousand Dollars and No/100 ($5,000.00) to Title Company (the “Additional Deposit”), which shall be included as part of the Earnest Money Deposit, and the entire Earnest Money Deposit shall be applied to the Purchase Price at Closing. Except as otherwise provided in this Agreement (including, under Section 5.2 above), the Closing Date may not be further extended without the prior written approval of Seller and Purchaser. The Closing shall occur on or prior to the Closing Date at an exact time agreed to by the Parties in the offices of the Title Company. Notwithstanding the foregoing, the Parties agree that the Closing may occur through the mail and/or electronic transmission pursuant to a mutually acceptable escrow arrangement among the Parties and the Title Company.

Section 8.3 Deposit of Closing Documents.

(a) At or before the Closing, Seller shall deposit into escrow with Title Company the following documents, agreements, and instruments or at the request of Purchaser shall ratify and affirm any of the following previously executed and delivered documents (collectively, the “Seller Closing Documents”):

14

(i) An original duly executed, dated, acknowledged, and recordable Deed and any other necessary conveyance documents signed by Seller, in a final form consistent with Section 3.1(a);

(ii) An original duly executed, dated, and acknowledged Bill of Sale signed by Seller, in a final form consistent with Section 3.1(b);

(iii) An original duly executed, dated, and acknowledged General Assignment signed by Seller, in a final form consistent with Section 3.1(c);

(iv) An original executed Assignment of Intangible Property, in a final form consistent with Section 7.2;

(v) Verification, source documentation, and proof of payment to confirm that any and all outstanding taxes and assessments related to the Property, which are due as of the Closing Date, including any penalties, late fees, and accrued interest, have been paid in full.;

(vi) The FIRPTA Certificate pursuant to Section 1445(b)(2) of the United States Internal Revenue Code of 1986, as amended (the “Federal Code”), and on which Purchaser is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code;

(vii) Original duly executed and dated instructions from Seller to the Title Company;

(viii) An original duly executed and dated settlement statement signed by Seller, in a final form approved in advance by the Parties (“Settlement Statement”);

(ix) An original duly executed and dated tax forms, pro ration agreements, and like documents as are usual, customary, and/or necessary for commercial real estate closings in the City of Logan, County of Cache, and/or State of Utah; and

(x) Evidence satisfactory to Purchaser and the Title Company of Seller’s authority to enter into this Agreement and transfer the Property in accordance with the provisions of this Agreement, including, without limitation, evidence of Seller’s respective receipt of any and all necessary consents, approvals, ratifications, and/or joinders as may be necessary, required or appropriate in connection with this Agreement and/or transfer of the Property to Purchaser in accordance with this Agreement.

(b) At or before the Closing, Purchaser shall deposit into escrow the following documents, agreements, and instruments (collectively, the “Purchaser Closing Documents”):

(i) An original duly executed, dated, and acknowledged General Assignment signed by Purchaser, in a final form consistent with Section 3.1(c);

15

(i) Original duly executed, dated, and acknowledged instructions from Purchaser to the Title Company;

(ii) An original duly executed and dated Settlement Statement signed by Purchaser, in a final form approved in advance by the Parties;

(iii) Evidence satisfactory to Seller and the Title Company of Purchaser’s authority to enter into this Agreement and acquire the Property in accordance with the provisions of this Agreement, including (without limitation) evidence of Purchaser’s respective receipt of any and all necessary consents, approvals, ratifications, and/or joinders as may be necessary, required or appropriate in connection with this Agreement and/or transfer of the Property to Purchaser in accordance with this Agreement;

(iv) An original executed Assignment of Intangible Property, in a final form consistent with Section 7.2; and

(v) A copy of any applicable assignments of this Agreement, duly executed by Purchaser and/or its Assigns.

Section 8.4 Closing Costs. Seller shall be responsible for the payment of the premium for a standard owner’s policy of title insurance issued by Title Company (Form 2006) for the Property in the insured amount of the Purchase Price (the “Owner’s Title Policy”). Purchaser shall be responsible for the premiums and costs associated with any additional affirmative coverage, endorsements, and extended coverage to the Owner’s Title Policy requested by Purchaser. The Parties shall each pay their own respective attorneys’ fees. All recording fees on recordable documents shall be paid one-half (1/2) by each Party. All escrow, document preparation fees, and closing costs charged by the Title Company shall be paid one-half (1/2) by each Party. Any closing costs not otherwise provided for in this Agreement shall be paid by the Party legally responsible therefor or, if no law applies, according to prevailing custom for commercial transactions in the City of Logan, County of Cache, and/or State of Utah.

Section 8.5 Revenues. At or before the Closing, Seller shall be entitled to all revenue generated from rents whether it be security deposits, prepaid rent, accrued and collected rents and delinquent rents, income, revenues, and other payments attributable to the Intangible Property during Seller’s period of ownership, operation, and leasing of the Property (if any) prorated, based upon the number of days remaining in the month after the Closing and such amounts will be identified on the Settlement Statement, if any (collectively, the “Revenues”) as Seller’s property. As of the Closing Date, Seller will have taken all actions necessary to assure that the lease agreement with IBEX Corp. has been terminated and is of no further force and effect (as provided further in Section 7.1 above) and that IBEX Corp. and any other occupants have vacated and surrendered the Property. Seller reserves the right, but shall not be required to, pursue collection of any delinquent Revenues that Seller is entitled to, which have not been assigned to Purchaser under the General Assignment, and which have accrued prior to Closing. In the event that any delinquent Revenues are collected by either Party, each Party shall only receive its prorata share of such Revenues based upon the Closing Date proration.

16

Section 8.6 Condition of Property at Closing; Delivery of Keys. Seller agrees to deliver immediate possession of the Property to Purchaser at Closing, free of any right of possession or claim to right of possession by any party other than Purchaser. Purchaser, prior to acceptance of the Property at Closing, shall be permitted to inspect and confirm that the Property has been surrendered by IBEX Corp. in a condition consistent with Purchaser’s prior investigations and due diligence and consistent with the express representations, warranties, certificates, and covenants provided by Seller in this Agreement. At Closing, Seller shall furnish Purchaser with all keys and access cards in Seller’s possession (if applicable) and shall provide written documentation for all security codes and combinations to any security doors, safes, cabinets, elevators, and vaults located on the Property, including any and all operating manuals and warranties to such security systems, safes, cabinets, elevators, and vaults that are in Seller’s possession, so that Purchaser has full and unrestricted ability (after the Closing) to unlock, possess, occupy, use, and utilize the Property. Subject to the terms and conditions of an Executive Employment Agreement anticipated to be entered into at Closing (as contemplated further in the Asset Purchase Agreement), Michael J. Larson and certain other employees of IBEX Corp. who are actually hired by Purchaser or its Assigns may retain access and/or keys and access cards to the Property as directed by Purchaser. Except for those authorized parties identified in the preceding sentence, after Closing, Seller (and any of its employees, officers, members, managers, shareholders, directors, agents, or assigns) shall not be permitted under any circumstance to retain or possess any duplicate keys, access cards, security codes, or other related information concerning access to any portions of the Property.

Section 8.7 Ongoing Delivery of Documents and Information. Following the Closing, Seller agrees to promptly notify Purchaser of and to transfer, assign, and deliver, as applicable, any and all documents, payments, or funds (except for any Revenues that Seller is entitled to collect and retain under Section 8.5), or records defined as Tangible Property, Intangible Property, and any other documents, payments or funds, or records that pertain to or are associated with the Property, to Purchaser within fourteen (14) calendar days of Seller’s receipt of such documents, payments or funds, or records. Seller’s obligations under this Section 8.7 shall survive the Closing. As of the Effective Date of this Agreement, all notices, documents, payments or funds, or records pertaining to the Property shall be sent to:

PolarityTE, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notices required or permitted to be given under this Agreement shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt, or (d) by e-mail, and such notices shall be addressed as follows:

17

If to Seller:	IBEX Group, L.L.C., Attention: Michael J. Larson and Leslie P. Larson P.O. Box 446 Mendon, Utah 84326 E-Mail: mike@ibexresearch.com and leslieplarson@gmail.com

With a copy to:	Trevin G. Workman Attorney at Law 632 North Main Suite 2C Logan, Utah 84321 E-Mail: trevin@trevinworkmanlaw.com

If to Purchaser:	PolarityTE, Inc. 1960 South 4250 West, Salt Lake City, Utah 84104 Attention: Cameron Hoyler, J.D. General Counsel E-Mail: cameronhoyler@polartityte.com

With a copy to:	Parsons Behle & Latimer One Utah Center 201 South Main Street, Suite 1800 Post Office Box 45898 Salt Lake City, Utah 84145-45898 Attention: Brian P. Rosander E-Mail: brosander@parsonsbehle.com

And:	Sichenzia Ross Ference Kesner LLP 1185 Avenue of the Americas 37th Floor, NY, NY 10036 Attention: Harvey Kesner E-Mail: hkesner@srfkllp.com

If to Title Company:	First American Title Insurance Company National Commercial Services Attention: Jay Thompson 215 South State Street, Suite 380 Salt Lake City, Utah 84111 E-Mail: jdthompson@firstam.com or to such other address or addresses as a Party may from time-to-time specify in writing to the other Parties. Any notice shall be deemed delivered when actually delivered, if such delivery is in person, upon deposit with the U.S. Postal Service, if such delivery is by certified mail, upon deposit with the overnight courier service, if such delivery is by an overnight courier service, and upon transmission, if such delivery is by email transmission.

18

Section 9.2 Entire Agreement. This Agreement, together with the exhibits attached hereto, and all other agreements, documents, and instruments referenced in this Agreement, contain all of the representations, warranties, certifications, and covenants made by the Parties and constitute the entire understanding between the Parties with respect to the subject matter hereof. Any prior correspondence, memoranda, or agreements are replaced in total by this Agreement together with the exhibits hereto.

Section 9.3 Entry and Indemnity. In connection with any entry by Purchaser, or its authorized agents, employees, or contractors onto those portions of the Property inspected by Purchaser in accordance with this Agreement, Purchaser shall give Seller reasonable advance notice twenty-four (24) hours prior to such entry (which may be delivered in writing, by e-mail, or orally) and shall conduct such entry and any inspections in connection therewith so as to minimize, to the extent reasonably possible, interference with the activities of Seller and the existing tenant, which in some circumstances may mean that Seller may require more than twenty-four (24) hours’ notice to Seller prior to the performance of said inspections given the sensitive and confidential nature of Seller’s business activities for its clients. Without limiting the foregoing, prior to any entry to perform any on-site testing, Purchaser shall give Seller notice thereof, including the identity of the authorized company or persons who will perform such testing and a reasonable explanation of the proposed scope of the testing. Purchaser shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens, or claims arising out of or relating to any entry on the Property by Purchaser, its authorized agents, employees, or contractors in the course of performing the inspections, testing, or inquiries provided for in this Agreement; provided, however, that the foregoing indemnity shall not apply to (i) the mere discovery of a pre-existing condition unless caused by Purchaser, or (ii) costs, damages, liabilities, losses, expenses, liens, or claims arising out of or relating to Seller’s negligence or willful misconduct.

Section 9.4 Time. Time is of the essence in the performance of each of the Parties’ respective obligations contained in this Agreement.

Section 9.5 Attorneys’ Fees. If any litigation or binding arbitration proceeding is commenced between the Parties concerning this Agreement and/or the rights and obligations of any Party in relation herewith (including, but not limited to, claims in contract, tort, or equity), the Party prevailing in such litigation or binding arbitration proceeding, or the non-dismissing party in the event of a dismissal, with or without prejudice, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for any and all costs and expenses, including, without limitation, attorneys’ fees, expert witness fees, consultants’ fees, court costs, cost of paralegals, accounts, business office expenses of any kind or nature, including, but not limited to, staff, traveling expenses, telephone expenses, and any and all other costs and expenses of defense or prosecution incurred in connection therewith, whether specified herein or not. Any such attorneys’ fees and other costs and expenses incurred by the prevailing or non-dismissing Party in enforcing a judgment in its favor under this Agreement, whether or not suit is filed, may be recoverable separately from and in addition to any other amount included in such judgment or award and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment or award and, to the extent Purchaser is the prevailing or non-dismissing Party, Purchaser may, at its election, credit such attorneys’ fees and all other costs and expenses against the Purchase Price.

19

Section 9.6 Assignment. Neither Party may assign any of its respective rights or interests under this Agreement to an unauthorized third-party, without the prior written consent of the other Party; provided, however, Purchaser is authorized to assign and transfer its rights to purchase and acquire the Property under this Agreement subject to the conditions below. If Purchaser intends to assign its interest in this Agreement, Purchaser shall notify Seller in writing at least five (5) business days before the Closing. Such notice shall include the name(s), title(s), and addresses of the individual(s) and/or entity that Purchaser intends to assign this Agreement to (the “Assigns”). At least three (3) business days before the Closing, Purchaser and the Assigns shall execute an Assignment and Assumption of Contract (the “Contract Assignment”), in a form acceptable to the Parties, to assign Purchaser’s rights and obligations in this Agreement to the Assigns and then Seller and the Assigns will proceed to Closing. Any such assignment shall not constitute a waiver or release by Seller of any claims of Seller against Purchaser. In the event this Agreement is assigned as provided for above, this Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of the Parties to this Agreement. Seller’s consent shall not be required for any assignment by Purchaser that complies with this Section 9.6 and so long as the applicable Assigns have expressly assumed all of Purchaser’s obligations under this Agreement upon consummation of such assignment. Seller agrees and acknowledges that, as of the Effective Date, Purchaser intends to assign this Agreement to IBEX Property LLC, a Nevada limited liability company, a wholly-owned subsidiary of Acquisition Co. and that provided such assignment complies with this Section 9.6, Seller’s consent shall not be required.

Section 9.7 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Executed counterparts of this Agreement may be transmitted and delivered by the Parties by way of e-mail or other forms of electronic transmission.

Section 9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

Section 9.9 Confidentiality. The Parties shall maintain as strictly confidential any and all non-public material obtained about Purchaser and Seller and Purchaser’s intended use, operation, development, and other purposes for the Property and the Business, and shall not disclose any economics or non-public information about the transactions contemplated in this Agreement or the Asset Purchase Agreement to any third-parties, except for disclosures required by court order or subpoena or in connection with any litigation or other dispute resolution proceedings between the Parties. In the event that the Closing does not occur in accordance with the terms of this Agreement, all Parties shall return any documents, materials, or information regarding the Property supplied in accordance with this Agreement. Any Parties in breach of this Section 9.9 agree to indemnify, defend, protect, and hold harmless those non-breaching Parties from and against any and all claims arising out of any breach of this Section 9.9. This Section 9.9 shall survive the Closing or any termination of this Agreement.

Section 9.10 Interpretation of Agreement. The article, section, and other headings of this Agreement are for convenience of reference only and shall not be construed to affect the meaning of any provision contained in this Agreement. Where the context so requires, the use of the singular shall include the plural and vice versa and the use of the masculine shall include the feminine and the neuter. The term “person” shall include any individual, partnership, joint venture, corporation, trust, unincorporated association, any other entity and any government or any department or agency thereof, whether acting in an individual, fiduciary, or other capacity.

20

Section 9.11 Amendments. This Agreement may be amended or modified only by a written instrument signed by each of the Parties.

Section 9.12 No Recording. Neither this Agreement or any memorandum or short form thereof may be recorded by any of the Parties.

Section 9.13 Effective Date. As used in this Agreement, the term “Effective Date” shall mean the first date on which both of the Parties shall have executed and delivered this Agreement.

Section 9.14 Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Seller or Purchaser does not constitute an offer by Seller or Purchaser to enter into an agreement to transfer, purchase, or sale the Property, and neither Party shall be bound to the other with respect to any such transfer, purchase, or sale until this Agreement is executed and delivered by each of Seller or Purchaser.

Section 9.15 Indemnities. In case any claim, action, or proceeding is brought, made, or initiated against a Party entitled to indemnification under this Agreement (an “Indemnitee”) the Party providing indemnification (“Indemnitor”), upon written notice from the Indemnitee, shall at its sole cost and expense, resist, or defend such claim, action, or proceeding by attorneys reasonably approved by Indemnitee. Notwithstanding the foregoing, Indemnitee may retain its own attorneys, and Indemnitor shall pay the reasonable fees and disbursements of such attorneys to defend or assist in defending any claim, action, or proceeding (i) if Indemnitee shall have reasonably concluded that there may be a conflict of interest between Indemnitor and Indemnitee in the conduct of the defense of such action, or (ii) such claim, action, or proceeding is for equitable relief against Indemnitee and no monetary damages are being sought against Indemnitee. Indemnitor shall not settle any such claim, action, or proceeding against Indemnitee without the consent of Indemnitee, which consent shall not be unreasonably withheld, conditioned, or delayed, if such settlement involves relief other than the payment of money by Indemnitor.

Section 9.16 Construction. This Agreement shall not be construed more strictly against one Party than against any other Party merely by virtue of the fact that it may have been prepared by counsel for one of the Parties.

Section 9.17 Time Computation. Unless otherwise provided in this Agreement, in computing a period of days for performance or payment as provided hereunder, the first day shall be excluded and the last day shall be included. If the last day of any such period is Saturday, Sunday, or on a day on which banking institutions in the State of Utah are authorized by law to close, the period shall extend to include the next day which is not a Saturday, Sunday, or day on which banking institutions in the State of Utah are authorized by law to close. Any performance or payment which may be taken or made under this Agreement must, unless otherwise indicated herein, be taken or made prior to 5:00 p.m. (Mountain Standard Time) on the last day of the applicable period provided specified.

Section 9.18 Recitals. The Parties acknowledge and agree that the Recitals set forth in this Agreement are true, accurate, and correct and are hereby made a part of this Agreement and are incorporated herein by this reference.

21

Section 9.19 Default.

(a) Seller’s Default. If Seller fails or refuses to perform any of its obligations under this Agreement such that the purchase and sale transactions contemplated under this Agreement are not consummated because of the inability, failure, or refusal, for whatever reason whatsoever, by Seller to sell, transfer, and convey the Property in accordance with the terms and conditions of this Agreement or because of any other fault of Seller or the non-satisfaction of a condition precedent in Section 2.4 above, and such failure or refusal is not cured within ten (10) days after Seller’s receipt of notice of such failure from Purchaser, the Title Company shall promptly refund the Earnest Money Deposit, together with all interest accrued thereon, to Purchaser without prejudice to any other legal or equitable right or remedy of Purchaser against Seller, including, without limitation, the right to enforce specific performance of Seller’s obligations under this Agreement. In addition, in the event of a Seller’s default (beyond any and all applicable notice and cure periods) that results in the purchase and sale transaction contemplated under this Agreement not being consummated, Seller shall reimburse Purchaser for any out-of-pocket expenses actually paid to subcontractors, vendors, consultants, attorneys, and suppliers incurred by Purchaser in connection with the performance of Purchaser’s due diligence and investigations under Article II, which reimbursement shall not exceed Twenty-Five Thousand Dollars and No/100 ($25,000.00) and shall promptly be paid by Seller upon receipt from Purchaser of copies of all applicable invoices and reasonably requested back-up documentation.

(b) Purchaser’s Default. If Purchaser fails or refuses to perform any of its obligations under this Agreement, and such failure or refusal is not cured within ten (10) days after Purchaser’s receipt of notice of such failure from Seller, then Seller shall have the right to elect to have the Title Company promptly deliver to Seller the Earnest Money Deposit actually paid to the Title Company prior to the default, as full, complete, and final liquidated damages, and not as a penalty. Seller and Purchaser agree that it would be difficult, if not impossible, to ascertain the damages accruing to Seller as a result of a default by Purchaser under this Agreement, but that the Parties have agreed upon the Earnest Money Deposit paid prior to the default as a fair and reasonable estimate thereof. The payment of the Earnest Money Deposit as liquidated damages, shall constitute Seller’s sole and exclusive remedy against Purchaser at law and in equity and shall be in lieu of the exercise by Seller of any other legal or equitable right or remedy that Seller may have against Purchaser as a result of Purchaser’s default.

(c) Cross Default. Certain obligations and liabilities of the Parties under this Agreement are further explained, established by, and outlined under the Asset Purchase Agreement and any event of default under the provisions of the Asset Purchase Agreement shall automatically be deemed a default under this Agreement.

[Intentionally Blank – Signature Page to Follow]

22

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SELLER:	PURCHASER:

IBEX GROUP, L.L.C.,	POLARITYTE, INC.,
a Utah limited liability company	a Delaware corporation

By:	By:
Print Name:	Print Name:
Title:	Title:

23

exhibit “a”

to

purchase and sale agreement

Site Plan

[Site plan image omitted]

Note: The above Site Plan and related images bordered in red are intended to be a general depiction of the Land and other relevant portions of the Property. The Site Plan is not intended to be a fully comprehensive, accurate layout or legal description of the Land or any other portions of the Property and the Site Plan is not intended to be inconsistent in any way with the terms, conditions, or obligations of Seller to transfer the Land and Property as contemplated in the Purchase and Sale Agreement. The actual Land and Property to be transferred and conveyed under the Purchase and Sale Agreement shall be accurately and properly identified, defined, and transferred according to the terms and conditions of the Purchase and Sale Agreement.

A-1

exhibit “B”

to

purchase and sale agreement

Legal Description of Land

The real property referenced in the foregoing Purchase and Sale Agreement as the “Land” is located in the City of Logan, County of Cache, State of Utah and is more particularly described as follows:

PARCEL 1 (Tax Parcel Nos. 05-102-0003):

LOT 3, RSI INVESTMENTS BUSINESS PARK SUBDIVISION, AS SHOWN BY THE OFFICIAL PLAT THEREOF, FILED JUNE 26, 2002, AS ENTRY NO. 791835, IN THE OFFICE OF THE RECORDER OF CACHE COUNTY, UTAH.

LESS THE FOLLOWING: BEGINNING AT THE SOUTHWEST CORNER OF SAID LOT 3 AND THENCE NORTH 00°16’57” EAST 67.69 FEET; THENCE SOUTH 89°56’38” EAST 196.97 FEET TO THE WEST LINE OF RSI STREET, A PRIVATE ROAD; THENCE SOUTH ALONG SAID STREET 33.65 FEET TO A POINT OF CURVATURE; THENCE 35.77 FEET ALONG RSI STREET ON A CURVE TO THE LEFT WITH A RADIUS OF 66.00 FEET, INCLUDED ANGLE OF 31°03’09” AND A LONG CHORD THAT BEARS SOUTH 15°31’35” EAST 35.33 FEET TO THE SOUTHEAST CORNER OF SAID LOT 3; THENCE NORTH 89°56’38” WEST ALONG THE SOUTH LINE OF SAID LOT 3 206.76 FEET TO THE BEGINNING.

ALONG A SHARED INTEREST IN AND TO THE PRIVATE DRIVE AS DESCRIBED AND DEPICTED ON THE OFFICIAL PLAT OF RSI INVESTMENT BUSINESS PARK SUBDIVISION. (DISCLOSED BY A DEED FILED IN BOOK 1545, AT PAGE 631, IN THE OFFICE OF THE RECORDER OF CACHE COUNTY, UTAH).

PARCEL 2 (Tax Parcel Nos. 05-102-0004):

LOT 4, RSI INVESTMENTS BUSINESS PARK SUBDIVISION, AS SHOWN BY THE OFFICIAL PLAT THEREOF, FILED JUNE 26, 2002, AS ENTRY NO. 791835, IN THE OFFICE OF THE RECORDER OF CACHE COUNTY, UTAH.

ALSO: PART OF LOT 3, SAID SUBDIVISION DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHWEST CORNER OF LOT 4 AND THENCE NORTH 00°16’57” EAST 67.69 FEET; THENCE SOUTH 89°56’38” EAST 196.97 FEET TO THE WEST LINE OF RSI STREET, A PRIVATE ROAD; THENCE SOUTH ALONG SAID STREET 33.65 FEET TO A POINT OF CURVATURE; THENCE 35.77 FEET ALONG RSI STREET ON A CURVE TO THE LEFT WITH A RADIUS OF 66.00 FEET, INCLUDED ANGLE OF 31°03’09” AND A LONG CHORD THAT BEARS SOUTH 15°31’35” EAST 35.33 FEET TO THE MOST NORTHERLY NORTHEAST CORNER OF SAID LOT 4; THENCE NORTH 89°56’38” WEST ALONG THE NORTH LINE OF SAID LOT 4 206.76 FEET TO THE BEGINNING.

ALSO: A SHARED INTEREST IN AND TO THE PRIVATE DRIVE AS DESCRIBED AND DEPICTED ON THE OFFICIAL PLAT OF RSI INVESTMENT BUSINESS PARK SUBDIVISION. (DISCLOSED BY A DEED FILED IN BOOK 1545, AT PAGE 631, IN THE OFFICE OF THE RECORDER OF CACHE COUNTY, UTAH.)

Property Information: Consisting of approximately 1.75 combined gross acres.

Parcel Identification Numbers: 05-102-0004 and 05-102-0003.

Property Address: 1088 West 1400 North and 1072 West RSI Drive in Logan, Utah.

B-1

EXHIBIT “C”

TO

PURCHASE AND SALE AGREEMENT

List of Seller’s Disclosures

Seller represents, warrants, covenants, and certifies to Purchaser that the “Seller’s Disclosures” as defined and contemplated in the foregoing Purchase and Sale Agreement (“Agreement”) shall include, but not be limited to, each of the following documents, instruments, and other items that are in Seller’s possession, based upon the knowledge, information, and belief of Seller and its good faith best efforts to discover and locate such documents, instruments, and other items:

I.	Financial Information about Property

a.	Copies of written lease agreements shall be disclosed, furnished, and ratified to be valid and existing to Purchaser prior to the Closing Date, but shall be terminated as of the Closing Date as contemplated in the Agreement;

b.	Latest status report for any Intellectual Property transactions on the Property;

c.	Prior five (5) years of operating statements affecting any or all portions of the Property; and

d.	Prior five (5) years bills for real estate taxes, insurance, liability insurance, property insurance affecting any or all portions of the Property.

II.	Operational Matters

a.	Most recent utility bills for the Property, including all water and sewer, gas, electric, utility, telephone, and the like; and

b.	Copies of all service agreements, contracts, licenses, permits, or leases with any service providers or third-parties that affect or encumber the Property, including, any agreements related to fire/burglar alarm, cable/satellite dish, cleaning, extermination, landscaping, garbage or waste disposal, security service, snow removal, towing, property management, advertising, and the like.

III.	Prorations

a.	Financial information related to any and all of the following: taxes; insurance premiums; utility bills; transfer taxes; service contracts or other obligations or liabilities; supplies; existing title insurance; outstanding attorneys’ fees; environmental inspections, reports, and other tests.

C-1

IV.	Environmental and Engineering Reports

a.	Structural engineering reports, special reviews, costs of any remediation, soils reports, utility availability or “will serve” commitments;

b.	Phase I or Phase II environmental reports or surveys;

c.	Asbestos, air-quality, or water-quality reports or surveys;

d.	Zoning and land use compliance letters and notices, including any parking requirements, variances, or conditional use permits; and

e.	Special government permits, requirements, or authorizations.

V.	Title Documents

a.	Existing owner’s policy of title insurance in favor of Seller;

b.	Title reports and most recent ALTA surveys, “as-built” surveys, or site plans;

c.	Any recorded leases, easements, use and restriction agreements, development agreements, mortgages, deeds of trust, judgments, or other documents of record;

d.	List of any existing rights of first refusal, purchase options, or similar agreements or arrangements in existence in connection with the Property;

e.	All non-disturbance agreements given by mortgagees, lessors, lenders, and the like; and

f.	All subordination/attornment agreements.

VI.	Property Condition and Compliance Information

a.	Certificates of occupancy for all enclosed Improvements on the Property;

b.	As-built floor plans and specifications, vertical floor plans designating tenant locations and layouts, site plans, and building elevations;

c.	Government licenses and permits required to use, operate, and maintain the Property;

d.	Code violations listings or notices and/or variances and any pending appeals, if any;

e.	Inventory list of all Personal Property and other items on the Property, including, supplies, tools, furniture, equipment, and the like;

f.	Commercial property condition disclosure completed by Seller, identifying and warranting any information known to Seller which would adversely or materially affect the use, operation, leasing, or ownership of the Property; and

g.	Preventative maintenance schedules.

C-2

VII.	Leasing and Tenant Information

a.	Full and complete copies of any and all leases and guarantees currently in force or outstanding on the Property, if any, including drafts of any proposed leases, guaranty agreements, amendments, or renewals;

b.	Full and complete copies of any and all estoppel certificates, subordination, non-disturbance and attornment agreements, work letters, licenses, subleases, side-letters, or the like currently in force or outstanding on the Property, including drafts of any proposed documents regarding the same;

c.	Schedule of any brokers/leasing commissions payable and/or claiming to be pending; and

d.	Description and summary of tenant improvement allowance.

VIII.	Agreements and Contracts

a.	Full and complete copies of any and all management agreements, brokerage agreements, leasing agreements, construction contracts, written warranties, development agreements, and any other agreements to which Seller is a party that affects the Property; and

b.	Budgets, operating statements, and expense allocations for all management agreements.

IX.	Insurance

a.	Full and complete copies of any and all casualty, extended risk, builder’s risk, liability, title, and other insurance policies maintained by Seller in connection with the Property and satisfactory verification, source documentation, and proof of payment, including, without limitation, copies of receipts and written verification that all premiums for such insurance policies have been paid in full; and

b.	Full and complete copies of any and all casualty, extended risk, builder’s risk, liability, title, and other insurance policies and insurance certificates maintained by existing tenants on the Property.

X.	Real Estate Taxes

a.	Written verification, source documents, and proof of payment in full of any and all delinquent real estate taxes and assessments levied, assessed, and charged by Cache County, the City of Logan, State of Utah, and any other applicable service district, governmental, or quasi-governmental agency having the power to levy against the Property, including, without limitation, copies of receipts and written verification that no amounts are owing;

b.	Any relevant correspondence between the real estate tax assessor’s and treasurer’s office for the City of Logan or County of Cache and Seller; and

c.	All tax maps affecting the Property.

C-3